EXHIBIT 99.1

News Release   News Release   News Release   News Release   News Release   News

[LOGO OF AMERICAN EXPRESS COMPANY]


CONTACTS:

MEDIA:
Joanna Lambert              Michael O'Neill         Brad Burns
(m) 646-705-4671            212-640-5951            202-776-1412
(o) 212-640-9668            mike.o'neill@aexp.com   brad.burns@revolution.com
joanna.g.lambert@aexp.com

INVESTORS/ANALYSTS:
Toby Willard                       Ron Stovall
212-640-1958                       212-640-5574
sherwood.s.willardjr@aexp.com      ronald.stovall@aexp.com


            AMERICAN EXPRESS TO ACQUIRE REVOLUTION MONEY TO DEVELOP
                       NEXT GENERATION PAYMENT PRODUCTS

 DEAL COMBINES STATE-OF-THE-ART TECHNOLOGY PLATFORM WITH LEADING GLOBAL BRAND

ST PETERSBURG, FL, November 18, 2009 - American Express Company today announced it has agreed to acquire Revolution Money, a Revolution LLC company.

Revolution Money, launched by AOL Co-founder Steve Case's Revolution LLC in 2007, provides secure payments through an internet based platform. No names or account numbers appear on Revolution cards and transactions are authorized by using a PIN number. The company's online person-to-person payment accounts are FDIC insured and ideally suited for social and instant messaging networks. It also offers a prepaid card linked to those accounts that can be used for offline payments or to withdraw cash from ATMs throughout the United States.

"New payments products and platforms are evolving rapidly and it's important for us to keep identifying cutting edge technologies that can extend our leadership beyond the traditional payments arena," said Kenneth I. Chenault, chairman and chief executive officer of American Express. "While Revolution Money is a young and relatively small company, we believe it has big potential. This is a smart, nimble business. It's run by an accomplished management team who have quickly developed some cutting edge e-payment offerings. Joining with American Express will help unlock their potential, while allowing us to deliver competitive online payment products more rapidly and efficiently."

"Revolution Money has a lot of room to grow as it competes head-to-head with other online and person-to-person payment providers. We are committed to using our global brand recognition, marketing reach and network expertise to help reach a critical mass of customers," said Mr. Chenault.

Jason Hogg, founder and chief executive officer of Revolution Money, will continue as president and chief executive officer. Ted Leonsis, a Revolution Money angel investor, major shareholder and chairman, will become a special advisor to American Express working with Mr. Chenault on overall digital and online payments strategy.

"We have built a next-generation payments platform that will enable American Express to compete even more effectively, especially against online competitors," said Mr. Leonsis. "Revolution Money's technology brings together the online and offline worlds in a way that can transform the way consumers securely transact. And with the low cost structure enabled by internet technology, American Express is now even better positioned to scale their online presence over time."

"Since our inception our sole goal has been to build a payments platform that can help transform the industry," said Mr. Hogg. "Becoming part of American Express will enable us to reach that goal by scaling our technology and business and providing even greater consumer benefits. I, and the Revolution Money employees who helped build our company, are honored to be joining the American Express family and we are excited about what the future holds."

The transaction, which is subject to regulatory review, is expected to close in the first quarter of 2010. The purchase price is expected to be approximately $300 million. Upon closing, Revolution Money would operate as a subsidiary of American Express and be the first component of its recently formed Enterprise Growth organization. Enterprise Growth was formed to leverage American Express' existing assets and capabilities to generate incremental fee revenue and to drive the company's entry into new payment areas and related businesses.

"We want to preserve the talent and culture that has made Revolution Money successful and we will be working with them to make the most of our respective strengths," said Mr. Chenault. He said that the initial areas of focus will include:

  o Developing re-loadable, prepaid products for new segments of the market
  o Introducing new products for cardmembers who currently use other alternative payment systems
  o Creating payment alternatives designed for social media sites and allowing open APIs that can help developers distribute new product innovations
  o Developing mobile payments solutions in the United States

Other opportunities will include expanding Revolution Money payment solutions internationally, extending product offerings to banks that issue cards on the American Express network and creating new forms of PIN-based debit products.

MEDIA CONFERENCE CALL - LIVE AUDIO WEBCAST
A conference call with members of the media will be held today to discuss this announcement at 10:30 AM EST. The call will be hosted by Kenneth I. Chenault, chairman and chief executive officer of American Express, Jason Hogg, founder and chief executive officer of Revolution Money and Ted Leonsis, Revolution Money's chairman.

A live audio webcast of the media conference call will be accessible to the general public and investors at http://ir.americanexpress.com. A replay of the call will be available at the same Web site address shortly after the call.

ABOUT REVOLUTION MONEY
Revolution Money, a secure, state-of-the-art technology platform, was created to deliver significant value to both consumers and merchants through two products, RevolutionCard and RevolutionMoneyExchange(TM). The RevolutionCard provides consumers with enhanced PIN-based security, identity protection and numerous merchant discounts and incentives. MoneyExchange is an online payment service that offers consumers an easy, secure and free way to instantly send and receive money online to and from their friends, family and associates. St. Petersburg, Florida-based Revolution Money is part of the family of companies within Revolution LLC, which was founded by AOL co-founder Steve Case to drive transformative change by shifting power to consumers. www.revolutionmoney.com.

ABOUT AMERICAN EXPRESS
American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

THIS REPORT INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS, WHICH ADDRESS THE COMPANY'S EXPECTED BUSINESS AND FINANCIAL PERFORMANCE, AMONG OTHER MATTERS, CONTAIN WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: THE UNDERLYING ASSUMPTIONS RELATED TO THE TRANSACTION PROVING TO BE INACCURATE OR UNREALIZED, EVENTS IMPACTING THE LIKELIHOOD AND TIMING OF THE COMPLETION OF THE TRANSACTION, SUCH AS REGULATORY APPROVALS, AND THE COMPANY'S ABILITY TO EXPLOIT THE PAYMENT PLATFORM AND OTHER ASSETS TO BE ACQUIRED UPON CONSUMMATION OF THE TRANSACTION AND EXECUTE ON ITS STRATEGY TO DEVELOP AND ISSUE NEW AND ENHANCED PAYMENT PRODUCTS AND SERVICES AND INCREASE THE COMPANY'S REVENUES FROM SUCH PRODUCTS AND SERVICES.